Exhibit 99.1

P.O. Box 1093

Boundary Hall, Cricket Square. Grand Cayman, KY1-1102 Cayman

Islands

+44 20 7129 1152

Burgundy Technology Acquisition Corporation Announces Filing of Quarterly Report on Form 10-Q to Regain Compliance with Nasdaq Listing Requirements

Grand Cayman, Cayman Islands, June 9, 2021 – Burgundy Technology Acquisition Corporation (NASDAQ: BTAQ) (the “Company”), announces that it had filed today its Quarterly Report on Form 10-Q for the period ended March 31, 2021 (the “Quarterly Report”), and as a result has regained compliance with the applicable Nasdaq continued listing requirements. The Company had previously announced on June 3, 2021 that it had received a notice from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that as a result of the Company’s failure to timely file the Quarterly Report, the Company no longer complies with the continued listing requirements set forth in Nasdaq Listing Rule 5250(c)(1). As a result of the filing of the Quarterly Report, the Company is not required to submit a compliance plan to Nasdaq to cure the deficiency.

The Company had been unable to complete and file the Quarterly Report by the required due date of May 17, 2021 as a result of the need to evaluate the impact of the statement issued on April 12, 2021 by the staff of the U.S. Securities and Exchange Commission pertaining to Special Purpose Acquisition Companies (“SPACs”) and the accounting and reporting of warrants issued by SPACs, and the time required to prepare and file an amendment to its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Amended 10-K”) to include restated audited financial statements of the Company as of December 31, 2020 and for the period from June 4, 2020 (inception) through December 31, 2020. The Company filed the Amended 10-K on June 4, 2021.

About The Company

The Company is an early stage blank check company incorporated on June 4, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company has generated no operating revenues to date and will not generate operating revenues until it consummates its initial business combination.

For more information, please visit www.BurgundyTechnology.com.

Forward-Looking Statements

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Such statements include, but are not limited to, statements other than statements of historical fact.

Important factors, among others, that may affect actual results or outcomes include the inability to timely prepare and file the Amended 10-K and the Quarterly Report; costs related to the Company and its potential business combination; the inability to maintain the listing of the Company’s shares on Nasdaq; potential litigation involving the Company; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and the impact of the continuing COVID-19 pandemic on the Company’s business. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

James Mackey

Email: Jim.Mackey@BurgundyTechnology.com

Phone: +44 20 7129 1152